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December 13, 2001


Prudential Financial, Inc.
751 Broad Street
Newark, New Jersey 07102

Dear Sirs and Mesdames:

         We have acted as special counsel to Prudential Financial, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the PSI 401(k) Plan (the "Plan").

         We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. With respect to issues of New Jersey law regarding the corporate authority of Prudential Financial, Inc., we have relied upon the opinion of McCarter & English, of even date herewith, delivered to the underwriters with respect to the offering of Common Stock to the public pursuant to a separate registration statement under Form S-1.

         Based on the foregoing, we are of the opinion that any authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                    /s/ Debevoise & Plimpton